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                                                               Exhibit 10.17(ii)


                         HEALTH MANAGEMENT SYSTEMS, INC.



                                                              January 10, 2001

Mr. William F. Miller III
3618 Harvard
Dallas, Texas 75203


                       Restricted Stock Purchase Agreement

Dear Mr. Miller:

            This letter sets forth our entire agreement with respect to the 550,000 shares of Common Stock, $.01 par value, of Health Management Systems, Inc., a New York corporation (the "Company"), being purchased by you as of the date hereof from the Company. As used herein, such shares of Common Stock are hereinafter collectively referred to as the "Shares".

            The total amount to be paid by you to the Company to purchase the Shares is $721,875 or $1.3125 per Share. As payment in full for the Shares, you are hereby delivering to the Company such sum which has been loaned to you by the Company's subsidiary, Accelerated Claims Processing, Inc. ("ACP"). To evidence such loan, you have delivered to ACP your promissory note in the form of Exhibit A hereto (the "Note") in the aggregate principal amount of $721,875 payable to the order of ACP.

            1. Right and Option of Company to Repurchase Shares.

            (a) In the event that you cease to perform services for the Company as a result of (i) your disability (as defined in your employment agreement with the Company dated as of October 2, 2000) or (ii) the termination (as a result of your resignation or termination by the Company with our without cause or otherwise) of your position as President and Chief Executive Officer of the Company, the Company shall thereupon have the right and option, but not the obligation, to purchase from you all, or any part, of the Purchase Option Shares (as hereinafter defined) held by you as of the date of such disability or termination. The purchase price to be paid by the Company to purchase such Purchase Option Shares under this Section 1(a) shall be an amount equal to the amount paid by you pursuant to this Agreement to purchase such Purchase Option Shares.

            (b) The Company may exercise the right and option set forth in
Section 1(a) above by giving you (or, in the case of your death, your legal representative) a written notice of
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election to purchase at any time within 90 days after the termination of your employment with the Company. The closing for the purchase by the Company of any such Shares pursuant to the provisions of this Section 1 will take place at the offices of the Company on the date specified in such written notice, which date shall be a business day not later than 30 days after the date such notice is given. At such closing, you will deliver such Shares, duly endorsed for transfer, against payment of the purchase price therefor. Such purchase price shall be payable to you by check payable to your order. To the extent the Company chooses not to exercise such right and option under this Section 1 to repurchase any Purchase Option Shares, such Purchase Option Shares shall thereafter cease to be subject to the provisions of this Section 1.

            2. Purchase Option Shares.

            (a) As of the date hereof, fifty percent (50%) of the Shares (or 275,000 Shares) shall be subject to the Company's purchase option pursuant to
Section 1(a) (the "Purchase Option Shares") and fifty percent (50%) of the Shares (or 275,000 Shares) shall not be so subject ("Unencumbered Shares"). The Purchase Option Shares shall cease to be subject to the Company's purchase option (and, thus, become Unencumbered Shares) on the first anniversary of the date hereof as long as you shall be performing services for the Company as its President and Chief Executive Officer on such anniversary.

            (b) The Board of Directors of the Company, in its sole discretion, may at any time accelerate the time set forth in Section 2(a) above at which the Shares shall cease to subject to the Company's purchase option.

            (c) In the event that (i) you die or (ii) a Change of Control Transaction (as defined in your employment agreement with the Company dated as of October 2, 2000) occurs, in either case during the period during which you are providing services to the Company as described in this Agreement, then 100% of the Shares shall cease to be subject to the Company's purchase option on and as of the date of your death or the date of the Change of Control Transaction.

            3. Rights as a Stockholder. Subject to the provisions of Sections 1, 2, 4 and 5 hereof, you will have all rights of a stockholder with respect to all Shares being purchased by you today, including the right to vote such Shares and to receive any dividends paid thereon.


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            4. Transfer Restrictions on Shares. Notwithstanding anything contained in this Agreement to the contrary, you hereby agree with the Company that you will not sell, assign, transfer, pledge, convey or otherwise dispose of any Shares, or subject the same to any lien, encumbrance, mortgage or other security interest of any kind whatsoever, (i) so long as the Note shall be outstanding or (ii) prior to the date on which such Shares (or a portion thereof) are no longer subject to repurchase by the Company pursuant to Section 2.

            5. Recording of Assignments. The Company shall not record any assignment, transfer or other disposition of any Shares on its transfer books unless the provisions of this Agreement shall have been fully complied with and the Company shall have received satisfactory evidence thereof.

            6. Certain Tax Matters. You hereby acknowledge that you understand the Federal, state and local income tax consequences of your purchase of the Shares, the repurchase provisions relating to the Shares, and any subsequent sale of the Shares, including, if applicable, the consequences of making (or not making) a timely election under Section 83(b) of the Internal Revenue Code of 1986 with respect to the Shares. In addition, you fully understand that, at the time that you realize any compensation income in respect of the Shares, the Company will be required to withhold Federal, state and local taxes on the full amount of the compensation income realized by you. Accordingly, at or prior to the time that you realize any compensation income in respect of the Shares, you hereby agree to provide the Company with cash funds equal to the total Federal, state and local taxes required to be withheld by the Company in respect of such compensation income, or make other arrangements satisfactory to the Company regarding such payment. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of such compensation income shall be determined by the Company in its sole discretion.

            7. Escrow Agent. In order to facilitate any repurchase of the Shares by the Company under this Agreement, the stock certificates representing any part of the Shares shall, for so long as such Shares are subject to repurchase under any of the provisions of this Agreement (including any period during which the Company has an option to repurchase and any period after the Company gives notice of its election to repurchase but before the closing of such repurchase has occurred), remain in the custody of the Company acting as escrow agent and as custodian for your account. You agree to provide the Company, acting in such custodial capacity, with a stock power or other instrument of transfer, appropriately endorsed in blank, in respect of the Shares.

            8. Investment Representations. You hereby represent and warrant to the Company that you are acquiring the Shares for your own account for investment and not with a view to, or for sale in connection with, any distribution thereof and that you understand that (i) the Shares are not being registered with the Securities and Exchange Commission by reason

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of their being issued in a transaction exempt from the registration requirements of the Securities Act of 1933, and (ii) the Shares must be held indefinitely by you unless a subsequent disposition thereof is registered under that Act or is exempt from such registration.

            9. Legend on Stock Certificates. Each stock certificate representing the Shares shall be conspicuously endorsed with the following legend written on the face thereof:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND THE RIGHTS OF THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND LIMITED BY THE TERMS AND CONDITIONS OF A CERTAIN AGREEMENT DATED JANUARY 10, 2001 BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF SUCH SHARES. A COPY OF SAID AGREEMENT, TO WHICH REFERENCE IS HEREBY MADE, IS ON FILE AND MAY BE EXAMINED AT THE OFFICES OF HEALTH MANAGEMENT SYSTEMS, INC."

            10. General Provisions.

            (a) The terms and provisions of this Agreement shall apply to any shares of capital stock that may subsequently be issued to you in exchange for or in addition to the Shares as a result of any recapitalization, stock dividend, stock split, reclassification, merger, consolidation or similar corporate transaction. All Share numbers herein shall be appropriately adjusted to account for any of the foregoing.

            (b) Except as herein expressly provided, the respective rights and obligations of you and the Company under this Agreement shall not be assignable by either party without the prior written consent of the other party. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            (c) Nothing contained in this Agreement shall confer upon you any right to continue to provide services to the Company nor limit in any respect the right of the Company to terminate your services to the Company at any time.

            (d) All notices and other communications to be given to any party hereunder shall be in writing and shall be deemed given if delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized


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overnight courier or sent via facsimile confirmed in writing, to such party at the following address (or at such other address for a party as shall be specified by like notice):

            (i)   if to the Company:

                  Health Management Systems, Inc.
                  401 Park Avenue South
                  New York, New York  0016
                  Attention: Chief Financial Officer

            (ii) if to you, at your address specified at the head of this Agreement,

or in either case to such other address or addresses as such other party shall have designated to the other from time to time.

            (e) This Agreement contains the entire agreement between the Company and you, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

            (f) The transfer restrictions set forth in Section 4 hereof are in addition to any and all restrictions on transfer of securities imposed pursuant to any applicable Federal or state law or regulation or established by the Company's board of directors with respect to sales by corporate insiders.

            (g) This Agreement may not be amended, changed or waived other than by an instrument in writing signed by the party against which the enforcement of the change, waiver or discharge is sought.

            (h) In the event any provision of this Agreement shall be held void or unenforceable, the unaffected provisions hereof shall remain in full force and effect.

            (i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            If the foregoing is in accordance with our agreement, please sign both copies of the Agreement in the space provided below and return one copy to the Company, whereupon this letter shall become a binding agreement between us.



                                    HEALTH MANAGEMENT SYSTEMS, INC.

                                    By
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Agreed and Accepted as of
the date first above written:



-----------------------------------
       William F. Miller III



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